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                                  EXHIBIT 10.1

                              AMENDMENTS TO BYLAWS



         RESOLVED, that Section 1.4 of the Company's Bylaws is hereby amended to read in its entirety as follows:

         SECTION 1.4 - NOMINATIONS FOR DIRECTORS: Nominations for election to the Board of Directors shall be made by the Nominating Committee. If there is no Nominating Committee, the Board of Directors shall make the nominations for election to the Board of Directors. The Nominating Committee (or Board of Directors, as applicable) shall deliver written nominations to the Secretary of the Corporation at least 45 days prior to the date of the Annual Meeting of Shareholders. Provided that the Nominating Committee (or the Board of Directors, as applicable) makes such nominations, no nominations for directors except those made by the Nominating Committee (or the Board of Directors, as applicable) shall be voted upon at the meeting of the shareholders unless other nominations by shareholders are made in accordance with the procedures set forth herein. Any shareholder of the Corporation entitled to vote for the election of Directors at a meeting may nominate persons for election as Directors only if written notice of such shareholder's intent to make such nomination is given, either by personal delivery or by United Stated mail, postage prepaid, to the Secretary of the Corporation at its principal executive offices not more than 90 days nor less than 60 days prior to such meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder must be received no later than the close of business on the tenth day following the date on which notice of such meeting was mailed or such public disclosure was made. Each such notice shall set forth:

                  (a) the name and address of the shareholder who intends to make the nomination;

                  (b) the name, address and principal occupation of the person or persons to be nominated;

                  (c) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

                  (d) the number of shares of stock of the Corporation owned beneficially or of record by such shareholder and the nominee or nominees;



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                  (e) a description of all arrangements and/or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

                  (f) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to Section 14 of the Securities Exchange Act of 1934 and all applicable rules and regulations of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board of Directors; and

                  (g) the consent of each nominee to serve as a Director of the Corporation if so elected.




         RESOLVED, that Section 7.8 of the Company's Bylaws is hereby amended to read in its entirety as follows:

         SECTION 7.8 - VOTING OF SHARES IN SUBSIDIARIES OR OTHER ENTITIES: Any shares that the Corporation owns in any subsidiary or other entity shall be voted only as directed by the Board of Directors of the Corporation.